Exhibit 99.1

November 30, 2009

To: Triangle Petroleum Corporation

Please accept this resignation letter as the Chief Executive Officer and a director of Triangle Petroleum Corporation, and as an officer and director of Triangle USA Petroleum Corporation and Elmworth Energy Corporation effective today’s date.

Regards,

/s/ MARK GUSTAFSON
Mark Gustafson